Exhibit 10.30

Summary Of Director Compensation

Cash Compensation

For 2006, non-employee members of the Board received an annual retainer of $20,000, payable quarterly, and a $1,000 fee for each Board meeting attended. Non-employee chairpersons of Board committees received an additional $2,000 annual retainer, payable quarterly. Non-employee committee members, including the chairperson, also receive a $1,000 fee for each committee meeting attended. Non-employee directors are also reimbursed for expenses they incur to travel to Board meetings. Employees who are members of the Board receive no compensation for serving on the Board.

Deferred Compensation Plan for Non-Employee Directors

The deferred compensation plan for non-employee directors allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under the our nonqualified retirement plan, including an investment account deemed invested in shares of Company common stock.. Participant accounts are adjusted to reflect the investment return related to such deemed investments. Participants are able to modify their investment elections monthly. Deferred director fees and retainers are payable at the director's election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under this plan begin at the date specified by the director or upon cessation of service as a director.

Non-Employee Directors' Stock Option Plan

The non-employee directors' stock option plan, or the Directors' Plan, provides for the granting of nonqualified stock options for shares of common stock to non-employee Board members. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the Directors' Plan. The exercise price of the options is equal to the average of the high and low sales price of common stock on the date of the grant. All options have a term of ten years from the date of grant and become exercisable one year from the grant date subject to accelerated vesting in the event of end of Board service, death, disability or a change in control. The options are nontransferable except to family members, family trusts or partnerships and include reload features. In 2006, each non-employee director was granted options to purchase 2,920 shares of common stock at a weighted average exercise price of $33.92 per share. Directors first elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year.